Mining Lease and Option to Purchase Agreement


         This Mining Lease and Option to Purchase Agreement ("Agreement") is made and entered into by and between Carl Pescio, doing business as Pescio Exploration, and Janet Pescio (collectively "Owner"), and Tornado Gold International Corp., a Nevada corporation ("TOGI").

                                    Recitals

         A. Owner owns the unpatented mining claims situated in Elko County, Nevada, more particularly described in Exhibit A attached to and by this reference incorporated in this Agreement (collectively the "Property").

         B. Owner desires to lease the Property to TOGI and to grant to TOGI the option to acquire ownership of the Property.

         Now, therefore, in consideration of their mutual promises, the parties agree as follows:

1. Definitions. The following defined terms, wherever used in this Agreement, shall have the meanings described below:

     1.1 "Area of Interest" means the geographic area within two (2) miles from the exterior boundaries of the Property on the Effective Date.

     1.2 "Closing Date" means the date on which TOGI's purchase of the Property is closed in accordance with Section 5.

     1.3 "Effective Date" means February 5, 2004.

     1.4 "Governmental Regulations" means all directives, laws, orders, ordinances, regulations and statutes of any federal, state or local agency, court or office.

     1.5 "Interest Rate" means the prime interest rate established by the Department of Business and Industry of the State of Nevada plus two percent (2%) per annum.

     1.6 "Lease Year" means each one (1) year period following the Effective Date and each anniversary of the Effective Date.

     1.7 "Minerals" means all minerals and mineral materials, including gold, silver, platinum and platinum group metals, base metals (including antimony, chromium, cobalt, copper, lead, manganese, mercury, nickel, molybdenum, titanium, tungsten, zinc), and other metals and mineral materials which are on, in or under the Property.

     1.8 "Minimum Payments" means the minimum payments payable by TOGI in accordance with Section 4.1.


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     1.9 "Net Smelter Returns" means the net smelter returns from the production of Minerals from the Property as calculated and determined in accordance with
Exhibit 1 attached to and part of Exhibit B attached to and part of the conveyance to be executed and delivered in accordance with Section 5.5.

     1.10 "Option" means the option granted by Owner to TOGI to acquire ownership of the Property.

     1.11 "Owner" means collectively Carl Pescio, doing business as Pescio Exploration, and Janet Pescio, and Owner's heirs, successors and assigns.


     1.12 "Property" means the unpatented mining claims described in Exhibit A, plus any additional unpatented mining claims which are made subject to this Agreement in accordance with its terms.

     1.13 "Purchase Price" means the purchase price for the Property described in Section 5.

     1.14 "Royalty" means the production royalty payable by TOGI to Owner in accordance with Section 4.2.

     1.15 "TOGI" means and Tornado Gold International Corp., a Nevada corporation, and its successors and assigns.

2. LEASE AND GRANT OF RIGHTS. Owner leases the Property to TOGI and grants TOGI the rights and privileges described in this Section.

     2.1 LEASE. Owner leases the Property to TOGI for the purposes of exploration for Minerals, provided, however, that TOGI shall have no right to construct, develop or operate a mine on the Property without first having exercised and closed the Option.

     2.2 WATER RIGHTS. Subject to the regulations of the State of Nevada concerning the appropriation and taking of water, TOGI shall have the right to appropriate and use water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by TOGI in its operations on the Property. On termination of this Agreement, except on TOGI's exercise and closing of the Option, TOGI shall assign and convey to Owner all permits and water rights appurtenant to the Property which are acquired by TOGI during the term of this Agreement. If TOGI exercises and closes the Option, Owner shall assign and convey to TOGI all permits and water rights appurtenant to the Property.

3. TERM. The initial term of this Agreement shall commence on the Effective Date and shall expire twenty (20) years after the Effective Date, unless this Agreement is sooner terminated, canceled or extended. Owner grants to TOGI and TOGI shall have the option and right to extend the term of this Agreement for additional extension terms of one (1) year each on the express condition that TOGI is conducting exploration, development or mining activities on the Property at the expiration of the term immediately preceding the proposed extension term and TOGI is current in its performance of all of its obligations under this Agreement, including, expressly, TOGI's payment obligations.


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4. PAYMENTS. TOGI shall make the following payments to Owner:

     4.1 Minimum Payments. On the dates described below, TOGI shall pay to Owner the sums ("Minimum Payments") described below:

                       Date                                      Payment Amount
     April 15, 2005                                                $22,500.00
     Second anniversary of the Effective Date                      30,000.00
     Third anniversary of the Effective Date                       37,500.00
     Fourth anniversary of the Effective Date                      50,000.00
     Fifth anniversary of the Effective Date                       62,500.00
     Sixth anniversary of the Effective Date and on                100,000.00
     each subsequent anniversary of the Effective Date

The Minimum Payments which are paid after the fourth anniversary of the Effective Date and completion of a bankable positive feasibility study for the development of a mine on the Property shall constitute advance payments of the Royalty and shall be credited in TOGI's favor against its Royalty payment obligations.

     4.2 PRODUCTION ROYALTY. TOGI shall pay to Owner a production royalty based on the Net Smelter Returns from the production or sale of Minerals from the Property. The Royalty percentage rate for the Property shall be four percent (4%) of the Net Smelter Returns. The Royalty percentage rate for the production of Minerals from any unpatented mining claims located by TOGI or Owner outside the exterior boundaries of the Property and within the Area of Interest shall be four percent (4%) of the Net Smelter Returns and the Royalty percentage rate for the production of Minerals from any mineral rights, mining claims outside the exterior boundaries of the Property and within the Area of Interest which TOGI acquires from any third party shall be one percent (1%) of the Net Smelter Returns (the "Area of Interest Royalty").

         TOGI shall have the option to acquire the royalty (the "Royalty Option") in accordance with Section. TOGI shall have the option to purchase one-half (1/2) of the Royalty applicable to the Property representing two percent (2%) of the Net Smelter Returns. TOGI shall have the right to elect to purchase such part of the Royalty in increments representing one percent (1%) of the Net Smelter Returns and the purchase price for each such increment shall be One Million Five Hundred Thousand Dollars ($1,500,000). TOGI shall have the option to purchase one-half (1/2) of the Area of Interest Royalty applicable to mineral rights, mining claims and properties which TOGI acquires from third parties representing one-half percent (.5%) of the Net Smelter Returns. The purchase price for such part of the Area of Interest Royalty shall be Five Hundred Thousand Dollars ($500,000) for the one-half percent (.5%) of the Area of Interest Royalty applicable to mineral rights, mining claims and properties which TOGI acquires from any third party.

     4.3 METHOD OF PAYMENT. Except as otherwise provided in this Agreement, all payments by TOGI to Owner shall be paid by check delivered to Owner at its address for notice purposes or by wire transfer to an account designated by Owner. TOGI shall be obligated to deliver a single check or payment and shall have no liability or responsibility for allocation of the payment among the members of Owner.

     4.4 INTEREST. If any Minimum Payment or other amount payable by TOGI remains delinquent for a period in excess of thirty (30) days, TOGI shall pay to Owner interest from and after the due date at the Interest Rate.

     4.5 CURRENCY. All sums referred to in this Agreement are in United States currency.

5. Option. Owner grants to TOGI the exclusive right to acquire ownership of the Property, subject to the Royalty reserved by Owner and subject to TOGI's obligations under the conveyance executed and delivered by Owner on the closing of the Option. TOGI may exercise the Option at any time after: (a) TOGI has paid to Owner Minimum Payments in the sum of One Hundred Five Thousand Dollars ($105,000); and (b) TOGI has completed a bankable positive feasibility study for the development of a mine on the Property and TOGI has provided to Owner a copy of the positive bankable feasibility study. TOGI may exercise the Royalty Option at any time before TOGI completes a bankable positive feasibility study for the development of a mine on the Property and has provided to Owner a copy of the bankable positive feasibility study, provided, however, that if TOGI does not exercise the Royalty Option, the Royalty Option shall be terminated and of no effect.

5.1 Notice of Election. If TOGI elects to exercise the Option, TOGI shall deliver written notice to Owner. On Owner's receipt of TOGI's notice of exercise of the Option, the parties shall make diligent efforts to close the conveyance of the Property, as applicable, within thirty (30) days after Owner's delivery of the notice.


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     5.2 Real Property Transfer Taxes. TOGI shall pay the real property transfer taxes, if any, the costs of escrow and all recording costs incurred in closing of the Option. The parties acknowledge that there are presently no real property transfer taxes assessed on the transfer of title to unpatented mining claims, including the unpatented mining claims which constitute the Property.

     5.3 Proration of Taxes. Payment of any and all state and local real property and personal property taxes levied on the Property and not otherwise provided for in this Agreement shall be prorated between the parties as of the closing of any transaction on the basis of a thirty (30) day month. The parties acknowledge that there are presently no real property taxes assessed against unpatented mining claims, including the unpatented mining claims which constitute the Property.

     5.4 Payment on Closing. On closing of the Option, TOGI shall pay the Purchase Price to Owner, in cash or by wire transfer to an account designated by Owner.

     5.5 Conveyance on Closing. If TOGI exercises and closes the Option, Owner shall execute and deliver to TOGI a conveyance of the Property in the form of Exhibit B attached to and by this reference incorporated in this Agreement. On the closing of the Option, the parties shall complete the conveyance by (a) inserting the description of all of the unpatented mining claims which comprise the Property on closing of the Option; (b) inserting the Royalty percentage rates which shall be taken from Section 4.2 of this Agreement, unless on exercise of the Option TOGI exercises and closes the Royalty Option, in which case the Royalty percentage rates as reduced shall be inserted in the conveyance; and (c) inserting the schedule of Minimum Payments applicable after the closing of the Option. The execution, delivery and recording of the conveyance shall not constitute a merger of TOGI's obligations under this Agreement which shall survive the closing of the Option, specifically, the obligations expressly stated in the conveyance and TOGI's obligations which accrue, but are not fully performed, before the closing of the Option, including the obligations under Sections 4.1, 6, 7.3, 9, 10, 11, 12, 13 and 22 of this Agreement. Owner and TOGI shall execute and deliver such other written assurances and instruments as are reasonably necessary for the purpose of closing the purchase of the Property.

     5.6 Effect of Closing. On closing of the Option, TOGI shall own the Property, subject to the Royalty reserved by Owner and TOGI's obligations stated in the conveyance of the Property and this Agreement shall terminate.

6. Compliance With The Law. TOGI shall, at TOGI's sole cost, promptly comply with all Governmental Regulations relating to the condition, use or occupancy of the Property by TOGI, including but not limited to all exploration and development work performed by TOGI during the term of this Agreement. TOGI shall, at its sole cost, promptly comply with all applicable Governmental Regulations regarding reclamation of the Property and TOGI shall defend, indemnify and hold harmless Owner from any and all actions, assessments, claims, costs, fines, liability and penalties arising from or relating to TOGI's failure to comply with any applicable Governmental Regulations. Owner agrees to cooperate with TOGI in TOGI's application for governmental licenses, permits and approvals, the costs of which shall be borne by TOGI.

7. TOGI's Work Practices and Reporting.

     7.1 Work Practices. TOGI shall work the Property in a miner-like fashion.


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     7.2 Inspection of Data. During the term of this Agreement, Owner shall have the right to examine and make copies of all data, including interpretative data, regarding the Property in TOGI's possession during reasonable business hours and upon prior notice, provided, however, that the rights of Owner to examine such data shall be exercised in a manner that does not interfere with the operations of TOGI.

     7.3 Reports. On or before March 1 following each Lease Year during which this Agreement is effective, TOGI shall deliver to Owner a report of all of TOGI's activities conducted on the Property for the previous calendar year.

8. Scope of Agreement. This Agreement shall extend to and include the unpatented mining claims described in Exhibit A attached to this Agreement and in the exhibits which are part of this Agreement, and all other interests, mining claims and property rights made part of and subject to this Agreement in accordance with this Section. All unpatented mining claims located by Owner or TOGI which are partially or wholly in the Area of Interest shall be located for Owner's benefit and shall be part of and subject to this Agreement. If a party locates any unpatented mining claims in the Area of Interest, the locator shall promptly notify the other party. The parties shall execute and deliver an amendment of this Agreement, in recordable form, which provides that the newly located unpatented mining claims are part of the Property and are subject to this Agreement. The amendment may be recorded by either party.

9. Liens and Notices of Non-Responsibility. TOGI agrees to keep the Property at all times free and clear of all liens, charges and encumbrances of any and every nature and description done made or caused by TOGI, and to pay, and defend, indemnify and hold harmless Owner from and against, all indebtedness and liabilities incurred by or for TOGI which may or might become a lien, charge or encumbrance; except that TOGI need not discharge or release any such lien, charge or encumbrance so long as TOGI disputes or contests the lien, charge or encumbrance or posts a bond sufficient to discharge lien acceptable to Owner. Subject to TOGI's right to dispute or contest the lien, charge or encumbrance or to post a bond in accordance with the foregoing, if TOGI does not within thirty
(30) days following the imposition of any such lien, charge or encumbrance, cause the same to be released of record, Owner shall have, in addition to Owner's contractual and legal remedies, the right, but not the obligation, to cause the lien to be released by such manner as Owner deems proper, including payment of the claim giving rise to such lien, charge or encumbrance. All sums paid by Owner for and all expenses incurred by it in connection with such purpose, including court costs and attorney's fees, shall be payable by TOGI to Owner on demand with interest at the Interest Rate. Nothing in this Section shall prohibit TOGI's grant of a lien or security interest in this Agreement to secure financing for its operations on or relating to the Property.

10. Taxes.

     10.1 Real Property Taxes. Owner shall pay any and all taxes assessed and due against the Property before execution of this Agreement. TOGI shall pay promptly before delinquency all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the term of this Agreement upon the Property. All such taxes for the year in which this Agreement is executed and for the year in which this Agreement terminates shall be prorated between Owner and TOGI, except that neither Owner nor TOGI shall be responsible for the payment of any taxes which are based upon income, net proceeds, production or revenues from the Property assessed solely to the other party. The parties acknowledge that there are presently no real property taxes assessed against unpatented mining claims, including the unpatented mining claims which constitute the Property.


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

     10.2 Personal Property Taxes. Each party shall promptly when due pay all taxes assessed against such party's personal property, improvements or structures placed or used on the Property.

     10.3 Income Taxes. Owner shall not be liable for any taxes levied on or measured by income or net proceeds, or other taxes applicable to TOGI, based upon payments under this Agreement or under the conveyance executed and delivered by Owner on the Closing of the Option.

     10.4 Delivery of Tax Notices. If Owner receives tax bills or claims which are TOGI's responsibility, Owner shall promptly forward them to TOGI for payment.

11. Insurance and Indemnity.

     11.1 TOGI's Liability Insurance. TOGI shall, at TOGI's sole cost, keep in force during this Agreement term a policy of commercial general liability insurance covering property damage and liability for personal injury occurring on or about the Property, with limits in the amount of at least One Million Dollars ($1,000,000) per occurrence for injuries to or death of any person.

     11.2 Waiver of Subrogation. TOGI and Owner each waives any and all rights of recovery against the other, and against the partners, members, officers, employees, agents and representatives of the other, for loss of or damage to the Property or injury to person to the extent such damage or injury is covered by proceeds received under any insurance policy carried by Owner or TOGI and in force at the time of such loss or damage.

     11.3 Waiver and Indemnification. Owner shall not be liable to TOGI and TOGI waives all claims against Owner for any injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Property or arising from or relating to TOGI's business conducted on the Property. TOGI shall defend, indemnify and hold harmless Owner and its members, officers, directors, agents and employees from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising in connection with injury to person or property from any activity, work, or things done, permitted or suffered by TOGI or TOGI's agents, partners, servants, employees, invitees or contractors on or about the Property.

12. Environmental.

     12.1 Definitions. Hazardous Materials means any material, waste, chemical, mixture or byproduct which: (a) is or is subsequently defined, listed, or designated under Applicable Environmental Laws (defined below) as a pollutant, or as a contaminant, or as toxic or hazardous; or (b) is harmful to or threatens to harm public health, safety, ecology, or the environment and which is or hereafter becomes subject to regulation by any federal, state or local governmental authority or agency. Applicable Environmental Laws means any applicable federal, state, or local government law (including common law), statute, rule, regulation, ordinance, permit, license, requirement, agreement or approval, or any applicable determination, judgment, injunction, directive, prohibition or order of any governmental authority with jurisdiction at any level of federal, state, or local government, relating to pollution or protection of the environment, ecology, natural resources, or public health or safety.


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     12.2 TOGI Hazardous Material Activities. TOGI shall limit any use, generation, storage, treatment, transportation, and handling of Hazardous Materials in connection with TOGI's use of the Property (collectively "TOGI Hazardous Materials Activities") to those Hazardous Materials, and to quantities of them, that are necessary to perform activities permitted under this Agreement. TOGI Hazardous Materials Activities include, without limitation, all such activities on or about the Property by TOGI's employees, partners, agents, invitees, contractors and their subcontractors. TOGI shall not cause or permit any Hazardous Materials to be disposed or abandoned at the Property, except as allowed under Applicable Environmental Laws. TOGI shall cause all TOGI Hazardous Materials Activities to be performed in strict conformance to Applicable Environmental Laws. TOGI shall promptly notify Owner of any actual or claimed violation of Applicable Environmental Laws in connection with TOGI Hazardous Materials Activities, and TOGI shall promptly and thoroughly cure any violation of Applicable Environmental Laws in connection with TOGI Hazardous Materials Activities. If any governmental approval, consent, license or permit is required under Applicable Environmental Laws for TOGI to perform any portion of its work at the Property, including without limitation any air emission permits, before commencing any such work, TOGI shall be solely responsible, at TOGI's expense, for obtaining and maintaining, and providing copies of, each approval, consent, license or permit. All TOGI Hazardous Materials Activities shall be performed by qualified personnel who have received proper training with respect to Hazardous Materials, including compliance with applicable OSHA laws and regulations. TOGI shall cause all Hazardous Materials present at the Property in connection with TOGI Hazardous Materials Activities to be safely and securely stored, using double containment. TOGI agrees that neither its use of the Property nor TOGI Hazardous Materials Activities shall result in contamination of the environment.

     12.3 Removal of Stored Hazardous Materials. Before the expiration or termination of this Agreement, and notwithstanding any other provision of this Agreement, and in full conformance to Applicable Environmental Laws, TOGI shall:
(a) cause to be properly removed from the Property all Hazardous Materials stored at the Property in connection with TOGI's use of the Property or in connection with TOGI Hazardous Materials Activities; and (b) cause to be properly dismantled, closed and removed from the Property all devices, drums, equipment and containments used for handling, storing or treating Hazardous Materials Activities.

     12.4 Environmental Indemnity. TOGI shall promptly reimburse, defend, indemnify and hold harmless Owner, its employees, assigns, successors-in-interest, agents and representatives from any and all claims, liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, fines, penalties, expenses, costs (including but not limited to reasonable attorney's fees, consultant's fees and other expert's fees and costs), and damages, which arise from or relate to: (a) TOGI Hazardous Materials Activities; (b) any non-compliance with Applicable Environmental Laws in connection with TOGI's use of the Property; or (c) a breach of any obligation of TOGI under this Section.

     12.5 Survival. The provisions of this Section shall survive expiration or termination of this Agreement.

13. Property Maintenance.

     13.1 Property Maintenance; Work Commitment.

     13.1.1 Annual Assessment Work. To the extent required by law, beginning with the annual assessment work period of September 1, 2005, to September 1, 2006, and for each succeeding annual assessment work year commencing during the term of this Agreement. TOGI shall perform for the benefit of the Property work of a type customarily deemed applicable as assessment work and of sufficient value to satisfy the annual assessment work requirements of all applicable federal, state and local laws, regulations and ordinances, if any, and shall prepare evidence of the same in form proper for recordation and filing, and shall timely record and/or file such evidence in the appropriate federal, state and local office as required by applicable federal, state and local laws, regulations and ordinances. TOGI shall deliver to Owner proof of TOGI's compliance with this Section not less than fifteen (15) days before the applicable deadline. If TOGI elects to terminate this Agreement more than four
(4) months before the deadline for performance of annual assessment work for the succeeding annual assessment year, TOGI shall have no obligation to perform annual assessment work nor to prepare, record and/or file evidence of the same for the following annual assessment year.


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     13.1.2 Federal Mining Claim Maintenance Fees. If under applicable federal laws and regulations federal annual mining claim maintenance fees are required to be paid for the unpatented mining claims which constitute all or part of the Property, beginning with the annual assessment work period of September 1, 2005, to September 1, 2006, TOGI shall timely and properly pay the federal annual mining claim maintenance fees, and shall execute and record or file, as applicable, proof of payment of the federal annual mining claim maintenance fees and of Owner's intention to hold the unpatented mining claims which constitute the Property. TOGI shall deliver to Owner proof of TOGI's compliance with this Section not less than fifteen (15) days before the applicable deadline. If TOGI elects to terminate this Agreement more than four (4) months before the deadline for payment of the federal annual mining claim maintenance fees for the succeeding annual assessment year, TOGI shall have no obligation to pay the federal annual mining claim maintenance fees for the Property for the succeeding assessment year.

     13.2 Amendment of Mining Laws. The parties acknowledge that legislation for the amendment or repeal of the mining laws of the United States applicable to the Property has been, and in the future may be, considered by the United States Congress. The parties desire to insure that any and all interests of the parties in the lands subject to the unpatented mining claims which comprise all or part of the Property, including any rights or interests acquired in such lands under the mining laws as amended, repealed or superseded, shall be part of the Property and shall be subject to the Agreement. If the mining laws applicable to the unpatented mining claims subject to this Agreement are amended, repealed or superseded, the conversion or termination of Owner's interest in the Property pursuant to such amendment, repeal or supersession of the mining laws shall not be considered a deficiency or defect in Owner's title in the Property, and TOGI shall have no right or claim against Owner resulting from the conversion, diminution, or loss of Owner's interest in and to the Property, except as expressly provided in this Agreement.

         If pursuant to any amendment or supersession of the mining laws Owner is granted the right to convert its interest in the unpatented mining claims comprising the Property to a permit, license, lease, or other right or interest, all converted interests or rights shall be deemed to be part of the Property subject to this Agreement. Upon the grant or issuance of such converted interests or rights, the parties shall execute and deliver an addendum to this Agreement, in recordable form, by which such converted interests or rights are made subject to this Agreement.

     13.3 Work Commitment. As a work commitment, on or before September 1, 2006, and on or before September 1 of each subsequent Lease Year until TOGI completes a bankable positive feasibility study, TOGI shall drill not less than 5,000 linear feet of exploration drilling on the Property or in the Area of Interest. TOGI's work commitment for the initial 5,000 feet of exploration drilling is a firm and unconditional commitment and obligation under this Agreement. If TOGI does not complete drilling of 5,000 linear feet on or before September 1, 2006, or drilling of 5,000 linear feet on or before September 1 during each subsequent Lease Year, TOGI shall have the right to pay to Owner in lieu of performance of the drilling work commitment the sum of Ten Dollars ($10.00) multiplied by the difference between 5,000 linear feet and the actual number of linear feet which TOGI drills on or before the applicable deadline. In such case, TOGI shall pay the sum to Owner within thirty (30) days following the applicable deadline. Any exploration drilling in excess of the minimum requirement shall be carried forward and credited in TOGI's favor against its exploration drilling commitment for any succeeding period. If TOGI's performance of its drilling work commitment in any period is deferred as a result of the occurrence and continuation of a force majeure event, TOGI shall be obligated to perform the deferred drilling work commitment on or before September 1 of the second year following termination of the force majeure event, provided, however, that TOGI shall retain the right to pay to Owner in lieu of performance the sum of Ten Dollars ($10.00) multiplied by the difference between the linear feet of the deferred drilling work commitment and the actual number of linear feet of such deferred drilling work commitment which TOGI drills during the applicable period. TOGI's work commitment shall terminate on TOGI's completion of a bankable positive feasibility study.


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14.     Relationship of the Parties.

     14.1 No Partnership. This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any joint venture, partnership, mining partnership or other partnership relationship between the parties.

     14.2 Competition. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated under this Agreement, without consultation with or participation of the other party. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, property or right offered to it outside the scope of this Agreement.

15. Inspection. Owner or Owner's duly authorized representatives shall be permitted to enter on the Property and TOGI's workings at all reasonable times for the purpose of inspection, but they shall enter on the Property at their own risk and in such a manner which does not unreasonably hinder, delay or interfere with TOGI's operations.

16. Title. Owner represents that: (a) the claims were properly located in accordance with applicable federal and state laws and regulations; (b) all assessment work requirements for the claims have been performed and all filings and recordings of proof of performance have been made properly and the federal annual mining claim maintenance and rental fees have been paid properly; (c) the claims are in good standing; (d) subject to the paramount title of the United States, Owner has good right and full power to lease and to convey the interests described in this Agreement; and (e) the claims are free and clear of all liens, claims and encumbrances created by, through or under Owner. Owner disclaims any representation or warranty concerning the existence or proof of a discovery of locatable minerals on or under the Property.

17. Covenants, Warranties and Representations. Each of the parties covenants, warrants and represents for itself as follows:

     17.1 Compliance with Laws. That it has complied with all applicable laws and regulations of any governmental body, federal, state or local, regarding the terms of and performance of its obligations under this Agreement.

     17.2 No Pending Proceedings. That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

     17.3 Costs. That it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

     17.4 Brokers. That it has had no dealings with any agent, broker or finder in connection with this Agreement, and shall indemnify, defend and hold the other party harmless from and against any claims that may be asserted through such party that any agent's broker's or finder's fee is due in connection with this Agreement.

     17.5 Patriot Act. That it is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224.


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18. Termination by Owner. Any failure by TOGI to perform any of its covenants, liabilities, obligations or responsibilities under this Agreement shall be a default. Owner may give TOGI written notice of a default. If the default is not remedied within thirty (30) days after receipt of the notice, provided the default can reasonably be cured within that time, or, if not, if TOGI has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, Owner may terminate this Agreement by delivering notice to TOGI of Owner's termination of this Agreement. In the case of TOGI's failure to pay the Minimum Payments, Owner shall be entitled to give TOGI written notice of the default, and if such default is not remedied within fifteen (15) days after the receipt of the notice, then Owner may terminate this Agreement by delivering notice to TOGI of Owner's termination of this Agreement. On termination of this Agreement based on TOGI's default, within ten (10) days after termination TOGI shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

19. Termination by TOGI. TOGI may at any time terminate this Agreement by giving written thirty (30) days advance notice to Owner. If TOGI terminates this Agreement, TOGI shall perform all obligations and pay all payments which accrue or become due before the termination date. On TOGI's termination of this Agreement, within ten (10) days after termination TOGI shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording. During the term of this Agreement, TOGI may at any time surrender any unpatented mining claim which constitutes part of the Property. If during the term of this Agreement, TOGI intends to surrender any unpatented mining claim, it shall give written notice to Owner. Owner shall have ten (10) business days following Owner's receipt of TOGI's notice during which to notify TOGI that Owner requests a reconveyance to Owner of the mining claim(s) proposed to be surrendered by TOGI. If Owner does not request a reconveyance of the mining claim(s) within the foregoing described ten (10) day period, Owner shall be deemed to have irrevocably waived its right to request a reconveyance of the surrendered mining claim(s) and TOGI shall be relieved of its obligation to maintains any such mining claim(s). If Owner requests that TOGI reconvey the mining claim(s) within the foregoing described ten (10) day period, TOGI shall promptly execute and deliver to Owner a quitclaim deed of TOGI's right, title and interest in and to the mining claim(s) to be surrendered. At such time Owner shall assume and perform the obligations to maintain the mining claim(s) which accrue or arise after the date of TOGI's delivery of its notice of intent to surrender such mining claim(s).

20. Surrender of Property. On expiration or termination of this Agreement, except on TOGI's exercise of the Option, TOGI shall surrender the Property promptly to Owner and at TOGI's sole cost shall remove from the Property all of TOGI's buildings, equipment and structures. TOGI shall reclaim the Property in accordance with all applicable Governmental Regulations. TOGI shall diligently perform reclamation and restoration of the Property such that TOGI's reclamation and restoration shall be completed before expiration of this Agreement and not later than the date required under any Governmental Regulations.

21. Data. Within thirty (30) days following termination of this Agreement, except on TOGI's exercise of the Option, TOGI shall deliver to Owner copies of all data regarding the Property in TOGI's possession at the time of termination which before termination have not been furnished to Owner and, at Owner's request, TOGI shall deliver to Owner all drilling core, samples and sample splits taken from the Property.

22. Confidentiality. The data and information, including the terms of this Agreement, coming into TOGI's possession by virtue of this Agreement shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under Governmental Regulations or under the rules and regulations of any stock exchange on which the stock of any party, or the parent or affiliates of any party, is listed. TOGI agrees to inform Owner of the content of the announcement or disclosure in sufficient time to permit Owner to jointly or simultaneously make a similar public announcement or disclosure. If a party negotiates for a transfer of all or any portion of its interest in the Property or under this Agreement or negotiates to procure financing or loans relating to the Property, in order to facilitate any such negotiations such party shall have the right to furnish information to third parties, provided that each third party to whom the information is disclosed agrees to maintain its confidentiality in the manner provided in this Section.

23. Assignment.

     23.1 TOGI's Assignment. TOGI shall not assign, convey, encumber, sublease, grant any concession, or license or otherwise transfer (each a "Transfer") all or any part of its interest in this Agreement or the Property, without, in each case, Owner's prior written consent, which shall not be withheld unreasonably. Owner shall respond to TOGI's request for consent within ten (10) days following Owner's receipt of TOGI' request, and if Owner does not timely inform TOGI that Owner does not consent to the proposed Transfer, Owner shall be deemed to have approved the Transfer. If Owner denies TOGI's request for consent to the proposed Transfer, Owner shall deliver to TOGI a written statement of Owner's reasons for denial of TOGI's request for consent and, if TOGI contests Owner's denial of TOGI's request for consent, Owner shall be barred and estopped from asserting as the basis for Owner's denial of consent any reason which is not expressly described in Owner's statement. TOGI shall have the right to assign, convey, sublease, license or otherwise transfer all or any part of its interest in this Agreement or the Property, to any affiliated or subsidiary company of TOGI or any joint venture, limited liability company or partnership of which TOGI is a member without Owner's prior written consent.

     23.2 Owner's Assignment. Subject to the provisions of this Section, Owner shall have the right to assign, convey, encumber, sublease, grant any concession, or license or otherwise transfer all or any part of its interest in this Agreement or the Property. No change in ownership of Owner's interest in the Property shall affect TOGI's obligations under this Agreement unless and until Owner delivers and TOGI receives copies of the documents which demonstrate the change in ownership of Owner's interest. Until TOGI receives Owner's notice and the documents required to be delivered under this Section, TOGI may continue to make all payments under this Agreement as if the transfer of Owner's ownership interest had not occurred. No division of Owner's ownership as to all or any part of the Property shall enlarge TOGI's obligations or diminish TOGI's rights under this Agreement.

24. Force Majeure. The respective obligations of the parties, except TOGI's obligations to pay the Minimum Payments, maintain insurance coverage and to perform or pay Property maintenance obligations, including the federal annual mining claim maintenance fees, shall be suspended during the time and to the extent that the parties are prevented from compliance, in whole or in part, by accident, act or restraint of any lawful authority, earthquake, equipment unavailability, fire, flood, labor shortage, stoppage or strike, application or imposition of Governmental Regulations which prohibit or unreasonably hinder or interfere with TOGI's operations on the Property, including delay or refusal in the issuance of license or permit approvals and other causes of the same or other character beyond the reasonable control of the parties.

25. Memorandum Agreement. The parties shall execute and deliver a memorandum of this Agreement. The execution of the memorandum shall not limit, increase or in any manner affect any of the terms of this Agreement or any rights, interests or obligations of the parties.

26. Notices. Any notices required or authorized to be given by this Agreement shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee's local time shall be deemed delivered the next day.

                  If to Owner:             Carl Pescio
                                           Pescio Exploration
                                           PO Box 5831
                                           Elko, NV  89802

                  If to TOGI :             Tornado Gold International Corp.
                                           8600 Technology Way, Suite 118
                                           Reno, NV  89521

27. Binding Effect of Obligations. This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors or assigns.

28. Entire Agreement. The parties agree that the entire agreement between them is written in this Agreement and in a memorandum of agreement of even date. There are no terms or conditions, express or implied, other than expressly stated in this Agreement. This Agreement may be amended or modified only by a written instrument signed by the parties with the same formality as this Agreement.

29. Governing Law and Forum Selection. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada. Any action or proceeding concerning the construction, or interpretation of the terms of this Agreement or any claim or dispute between the parties shall be commenced and heard in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Reno, Nevada.

30. Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

31. Severability. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any Governmental Regulations, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid.

32. Time of Essence. Time is of the essence in the performance of the parties' obligations under this Agreement.

         The parties have executed this Agreement effective as of the Effective Date.

                                Owner



                                -------------------------------------------
                                Carl Pescio


Janet Pescio

                                Tornado Gold International Corp.

                             By
                                -------------------------------------------
                                Earl W. Abbott, President

STATE OF NEVADA,

COUNTY OF ELKO.

         This Mining Lease and Option to Purchase Agreement was acknowledged
before me on April           , 2005, by Carl Pescio.

                                      ----------------------------------------
                                      Notary Public

STATE OF NEVADA,

COUNTY OF  ELKO.

         This Mining Lease and Option to Purchase Agreement was acknowledged
before me on April          , 2005, by Janet Pescio.

                                      ----------------------------------------
                                      Notary Public

STATE OF NEVADA,

COUNTY OF WASHOE.

         This Mining Lease and Option to Purchase Agreement was acknowledged before me on April ____, 2005, by Earl W. Abbott as President of Tornado Gold International Corp.

                                      ----------------------------------------
                                      Notary Public

                  Mining Lease and Option to Purchase Agreement
                                    Exhibit A



Description of Property

         See attached description



-------------------------------------------------------------------------------


                                    EXHIBIT B

No APN - unpatented mining claims

Recorded at the request of
and when recorded return to:
Tornado Gold International Corp.
8600 Technology Way, Suite 118
Reno, NV  89521



-------------------------------------------------------------------------------

                   QUITCLAIM DEED WITH RESERVATION OF ROYALTY

         This Quitclaim Deed With Reservation of Royalty ("Deed") is made by and between Carl Pescio, doing business as Pescio Exploration, and Janet Pescio (collectively "Owner"), to Tornado Gold International Corp., a Nevada corporation ("TOGI").

                                    RECITALS

A. Owner and TOGI are parties to the Mining Lease and Option to Purchase Agreement dated effective February 5, 2004 (the "Agreement"), concerning the unpatented mining claims situated in Elko County, Nevada, more particularly described in Exhibit A attached to and by this reference incorporated in this Deed (collectively the "Royalty Property"), in accordance with which Owner agreed to sell to TOGI all of Owner's right, title and interest in and to the Royalty Property, subject to Owner's reservation to Owner of the production royalty (the "Royalty") and other obligations described in this Deed.

B. Owner and TOGI have closed the purchase and sale of the Royalty Property in accordance with the Agreement.

         In consideration of the parties' rights and obligations under the Agreement, the parties agree as follows:

     1. QUITCLAIM. Owner quitclaims to TOGI, and its assigns and successors forever, all of Owner's right, title and interest in the Royalty Property, except and subject to Owner's reserved Royalty and the parties' rights and obligations under this Deed.

     2. ROYALTY. Owner grants, reserves and retains to itself, and Owner's assigns and successors forever, and TOGI agrees and covenants to pay to Owner, and Owner's assigns and successors, a production royalty based on the Net Smelter Returns from the production or sale of Minerals from the Property. The production royalty percentage rate shall be ____ percent ( %) of the Net Smelter Returns for the production of Minerals from any mineral rights, mining claims or other properties in the Area of Interest which TOGI acquired from any third parties, all as described in Exhibit A.


                                   EXHIBIT 1

     2.1 BURDEN ON ROYALTY PROPERTY. The Royalty shall burden and run with the Royalty Property, including any amendments, conversions to a lease or other form of tenure, relocations or patent of all or any of the unpatented mining claims which comprise all or part of the Royalty Property. On amendment, conversion to a lease or other form of tenure, relocation or patenting of any of the unpatented mining claims which comprise all or part of the Royalty Property, TOGI agrees and covenants to execute, deliver and record in the office of the recorder in which all or any part of the Royalty Property is situated an instrument by which TOGI grants to Owner the Royalty and subjects the amended, converted or relocated unpatented mining claims and the patented claims, as applicable, to all of the burdens, conditions, obligations and terms of this Deed.

     2.2 MINIMUM PAYMENTS. On the dates described below, TOGI shall pay to Owner the sums ("Minimum Payments") described below:

                               Date Payment Amount
                      [insert applicable payment schedule]

                  The Minimum Payments paid after April 15, 2008, under the Agreement or this Deed shall constitute advance payments of the Royalty and shall be credited in TOGI's favor against its Royalty payment obligations. The Minimum Payments paid under the Agreement which constituted advance payments of the Royalty shall also be credited in TOGI's favor against its Royalty payment obligations. TOGI's Minimum Payment obligations shall terminate on the cessation of the mining of or exploration for Minerals from the Property and the Area of Interest and TOGI's delivery of formal notice to regulatory agencies having jurisdiction of TOGI's operations on the Property and in the Area of Interest that TOGI has ceased mining operations and commenced reclamation of the mine on the Property or in the Area of Interest.

              2.3 PAYMENT OF ROYALTY. TOGI shall calculate and pay the Royalty monthly in accordance with the provisions of Exhibit 1. If TOGI does not timely pay the Royalty, Owner may give written notice to TOGI that TOGI is in default of its obligations under this Deed, and unless within five (5) business days following receipt by TOGI of such notice Owner receives the delinquent Royalty payment, then TOGI shall pay interest on the delinquent payment at the rate of ten percent (10%) per annum which shall accrue from the day the delinquent Royalty payment was due to the date of payment of the Royalty and accrued interest. TOGI shall pay all of Owner's attorney's fees and all other costs incurred by Owner to collect the delinquent Royalty payment.

              2.4 PRODUCTION RECORDS. TOGI shall keep true and accurate accounts, books and records of all of its activities, operations and production of minerals on the Royalty Property.


EXHIBIT B

              2.5 DELIVERY OF PAYMENTS. TOGI shall deliver the payments under this Deed to Owner by check delivered to Owner's address as stated in this Deed or by wire transfers to an account designated by Owner.

     3. COMMINGLING. TOGI shall have the right to commingle minerals from the Royalty Property with minerals mined from other properties. Not less than sixty
(60) days before commencement of commingling, TOGI shall notify Owner and shall deliver to Owner TOGI's proposed commingling plan for Owner's review. Before TOGI commingles any minerals produced from the Royalty Property with minerals from other properties, the minerals produced from the Royalty Property and other properties shall be measured and sampled in accordance with sound mining and metallurgical practices for metal, commercial minerals and other appropriate content. TOGI shall keep detailed accounts and records which show measures, assays of metal, commercial minerals, and other appropriate content and penalty substances, and gross metal content of the minerals. From this information, TOGI shall determine the amount of the Royalty due and payable to Owner for minerals produced from the Royalty Property commingled with minerals from other properties.

     4. REPORTS. Not later than March 1 of each calendar year, TOGI shall deliver to Owner a comprehensive report of all exploration, development and mining activities and operations conducted by TOGI on or relating to the Property during the preceding calendar year. Such annual report shall include estimates of proposed expenditures upon, anticipated production from, and estimated remaining ore reserves on the Royalty Property for the succeeding year. TOGI shall provide Owner reasonable access to all data and information generated regarding the Royalty Property. 5. Inspections. Owner, or its authorized agents or representatives, may enter upon all surface and subsurface portions of the Royalty Property for the purpose of inspecting the Royalty Property and all improvements and operations on the Royalty Property, as well as inspecting and copying all accounts and records, including without limitation such accounts and records which are maintained electronically, pertaining to all activities and operations on or relating to the Royalty Property, the improvements or operations.

     6. COMPLIANCE WITH LAWS, RECLAMATION, ENVIRONMENTAL OBLIGATIONS AND INDEMNITIES.

              6.1 COMPLIANCE WITH LAWS. TOGI shall at all times comply with all applicable federal, state and local laws, regulations and ordinances relating to TOGI's activities and operations on or relating to the Royalty Property.

                                   EXHIBIT B

              6.2 RECLAMATION, ENVIRONMENTAL OBLIGATIONS AND INDEMNITIES. TOGI shall perform all reclamation required under federal, state and local laws, regulations and ordinances relating to TOGI's activities or operations on or relating to the Royalty Property. TOGI shall defend, indemnify and hold harmless Owner from and against any and all actions, claims, costs, damages, expenses (including attorney's fees and legal costs), liabilities and responsibilities arising from or relating to TOGI's activities or operations on or relating to the Royalty Property, including those under laws, regulations and ordinances intended to protect or preserve the environment or to reclaim the Royalty Property. TOGI's obligations under this Section shall survive the abandonment, surrender or transfer of the Royalty Property.

     7. TAILINGS AND RESIDUES. All tailings, residues, waste rock, spoiled leach materials and other materials (collectively "Materials") resulting from TOGI's operations and activities on the Royalty Property shall be TOGI's sole property, but shall remain subject to the Royalty if they are processed or reprocessed and TOGI receives revenues from such processing or reprocessing. If Materials are processed or reprocessed, the Royalty payable shall be determined by using the best engineering, metallurgical and technical practices and standards then available.

     8. TITLE MAINTENANCE.

              8.1 TITLE MAINTENANCE AND TAXES. TOGI shall maintain title to the Royalty Property, including without limitation, paying when due all taxes on or with respect to the Royalty Property and doing all things and making all payments necessary or appropriate to maintain the right, title and interest of TOGI and Owner, respectively, in the Royalty Property and under this Deed. TOGI shall deliver to Owner proof of TOGI's compliance with this Section not less than fifteen (15) days before the applicable deadline.

              8.2 CLAIM MAINTENANCE. TOGI shall perform all required assessment work on, pay all mining claim maintenance fees and make such filings and recordings as are necessary to maintain title to the Royalty Property in accordance with applicable federal and state laws and regulations. TOGI shall deliver to Owner proof of TOGI's compliance with this Section not less than fifteen (15) days before the applicable deadline. If TOGI elects to abandon any of the unpatented mining claims effective within four (4) months of the deadline for performance of annual assessment work or payment of mining claim maintenance fees, TOGI shall perform such assessment work and pay the federal annual mining claim maintenance fees for such claims for the succeeding assessment year.

              8.3 ABANDONMENT. If TOGI intends to abandon or surrender any of the Royalty Property (the "Abandonment Property"), TOGI shall first give notice of such intention to Owner at least thirty (30) days in advance of the proposed date of abandonment or surrender. At any time before the date of TOGI's proposed abandonment or surrender of the Royalty Property Owner may deliver notice to TOGI that Owner desires TOGI to convey the Abandonment Property to Owner. In such case, TOGI shall convey the Abandonment Property to Owner free and clear of any claims, encumbrances or liens created by, through or under TOGI. If Owner does not timely request reconveyance of the Abandonment Property, Owner's right to do so shall be irrevocably terminated.

                                   EXHIBIT B

     9. GENERAL PROVISIONS.

              9.1 CONFLICT. If a conflict arises between the provisions of this Deed and the provisions of the Agreement, the provisions of the Agreement shall prevail.
              9.2 ENTIRE AGREEMENT. This Deed and the Agreement constitute the entire agreement between the parties.

              9.3 ADDITIONAL DOCUMENTS. The parties shall from time to time execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Deed.

              9.4 BINDING EFFECT. All of the covenants, conditions, and terms of this Deed shall bind and inure to the benefit of the parties and their successors and assigns.

              9.5 NO PARTNERSHIP. Nothing in this Deed shall be construed to create, expressly or by implication, a joint venture, mining partnership or other partnership relationship between the parties.

              9.6 GOVERNING LAW. This Deed is to be governed by and construed under the laws of the State of Nevada.

              9.7 NOTICES. Any notices required or authorized to be given by this Deed shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee's local time shall be deemed delivered the next day.

               If to Owner:              Carl Pescio


               If to TOGI :              Tornado Gold International Corp.


         This Deed is effective , regardless of the date on which the parties execute this Deed.


Owner

------------------------------------------------------
Carl Pescio


------------------------------------------------------
Janet Pescio


                                   EXHIBIT B

Tornado Gold International Corp.


By
  ---------------------------------------------------


Title:
     ------------------------------------------------



                                   EXHIBIT B

STATE OF

COUNTY OF

         This Quitclaim Deed With Reservation of Royalty was acknowledged before
 me on                             ,  by Carl Pescio.
      ----------------------------



                                        ---------------------------------------
                                        Notary Public

STATE OF

COUNTY OF

         This Quitclaim Deed With Reservation of Royalty was acknowledged before me on ,by Janet Pescio.

                                        ----------------------------------------
                                         Notary Public


STATE OF

COUNTY OF

         This Quitclaim Deed With Reservation of Royalty was acknowledged before
 me on                                  ,  by
      ----------------------------------      ----------------------------------

as                                     of Tornado Gold International Corp.
 -------------------------------------

                                        ---------------------------------------
                                        Notary Public



                                   EXHIBIT B

                                 AMENDMENT NO. 1
                                       TO
             MINING LEASE AND OPTION TO PURCHASE DATED APRIL 5, 2005

                  Reference is hereby made to that certain Mining Lease and Option to Purchase in regard to Wilson Peak Gold Property, dated April 5, 2005 (the "Company") by and among Tornado Gold International Corp., a Nevada corporation, and Pescio Exploration ("Owner"). All capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

                  WHEREAS, the parties to the Agreement desire to amend certain terms of the Agreement.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                  The Agreement is hereby amended to extend the due date of the first payment from April 15, 2005 to May 15, 2005.

                  Except for the specific changes provided for in this section, all terms and conditions of the Agreement shall remain and are in full force and effect.

                  This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                    IN WITNESS WHEREOF, each of the following parties have caused this Amendment to be duly executed as of the 15th day of April, 2005.

      OWNER                               COMPANY
      Pescio Exploration                  Tornado Gold International Corp.


By:                                       By:
      ---------------------------                  ----------------------------
      Carl A. Pescio                      Earl W. Abbott
Its:  Owner                               Its:     President

                                 AMENDMENT NO. 2
                                       TO
             MINING LEASE AND OPTION TO PURCHASE DATED APRIL 5, 2005

                  Reference is hereby made to that certain Mining Lease and Option to Purchase in regard to Wilson Peak Gold Property, dated April 5, 2005 (the "Company") by and among Tornado Gold International Corp., a Nevada corporation, and Pescio Exploration ("Owner"). All capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

                  WHEREAS, the parties to the Agreement desire to amend certain terms of the Agreement.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                  The Agreement is hereby amended to extend the due date of the first payment from May 15, 2005 to June 15, 2005.

                  Except for the specific changes provided for in this section, all terms and conditions of the Agreement shall remain and are in full force and effect.

                  This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                    IN WITNESS WHEREOF, each of the following parties have caused this Amendment to be duly executed as of the ___ day of May, 2005.


      OWNER                              COMPANY
      Pescio Exploration                 Tornado Gold International Corp.


By:                                      By:
      --------------------------                  -----------------------------
      Carl A. Pescio                              Earl W. Abbott
Its:  Owner                              Its:     President


================================================================================







                                    Exhibit 1
                               Net Smelter Returns


Payor:  Tornado Gold International Corp.

Recipient:      Carl Pescio and Janet Pescio

1. Definitions. The terms defined in the instrument to which this Exhibit is attached and made part of shall have the same meanings in this Exhibit. The following definitions shall apply to this Exhibit.

     1.1 "Gold Production" means the quantity of refined gold outturned to Payor's account by an independent third party refinery for gold produced from the Property during the month on either a provisional or final settlement basis.

     1.2 "Gross Value" shall be determined on a month basis and have the following meanings with respect to the following Minerals:

          1.2.1 Gold

              (a) If Payor sells gold concentrates, dore or ore, then Gross Value shall be the value of the gold contained in the gold concentrates, dore and ore determined by utilizing: (1) the mine weights and assays for such gold concentrates, dore and ore; (2) a reasonable recovery rate for the refined gold recoverable from such gold concentrates, dore and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such gold concentrates, dore and ore); and (3) the Monthly Average Gold Price for the month in which the gold concentrates, dore and ore were sold.

              (b) If Payor produces refined gold (meeting the specifications of the London Bullion Market Association, and if the London Bullion Market Association no longer prescribes specifications, the specifications of such other association generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.1(a) above is not applicable, then for purposes of determining Gross Value, the refined gold shall be deemed to have been sold at the Monthly Average Gold Price for the month in which it was refined. The Gross Value shall be determined by multiplying Gold Production during the month by the Monthly Average Gold Price.

          1.2.2 Silver.

              (a) If Payor sells silver concentrates, dore or ore, then Gross Value shall be the value of the silver contained in the silver concentrates, dore and ore determined by utilizing: (1) the mine weights and assays for such silver concentrates, dore and ore; (2) a reasonable recovery rate for the refined silver recoverable from such silver concentrates, dore and ore (which shall be adjusted annually to reflect the actual recovery rate of refined metal from such silver concentrates, dore and ore); and (3) the Monthly Average Silver Price for the month in which the silver concentrates, dore and ore were sold.

              (b) If Payor produces refined silver (meeting the specifications for refined silver subject to the New York Silver Price published by Handy & Harmon, and if Handy & Harmon no longer publishes such specifications, the specifications of such other association or entity generally accepted and recognized in the mining industry) from Minerals, and if Section 1.2.2(a) above is not applicable, the refined silver shall be deemed to have been sold at the Monthly Average Silver Price for the month in which it was refined. The Gross Value shall be determined by multiplying Silver Production during the month by the Monthly Average Silver Price.

          1.2.3 All Other Minerals.

              (a) If Payor sells any concentrates, dore or ore of Minerals other than gold or silver, then Gross Value shall be the value of such Minerals determined by utilizing: (1) the mine weights and assays for such Minerals; (2) a reasonable recovery rate for the Minerals (which shall be adjusted annually to reflect the actual recovery rate of recovered or refined metal or product from such Minerals); and (3) the monthly average price for the Minerals or product of the Minerals for the month in which the concentrates, dore or ore was sold. The monthly average price shall be determined by reference to the market for such Minerals or product which is recognized in the mining industry as authoritative and reflective of the market for such Minerals or product.

              (b) If Payor produces refined or processed metals from Minerals other than refined gold or refined silver, and if Section 1.2.3(a) above is not applicable, then Gross Value shall be equal to the amount of the proceeds received by Payor during the month from the sale of such refined or processed metals. Payor shall have the right to sell such refined or processed metals to an affiliated party, provided that such sales shall be considered, solely for purposes of determining Gross Value, to have been sold at prices and on terms no less favorable than those that would be obtained from an unaffiliated third party in similar quantities and under similar circumstances.

     1.3 "Minerals" means gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other mineral elements and mineral compounds, and geothermal resources, which are contemplated to exist on the Property or which are after the Effective Date discovered on the Property and which can be extracted, mined or processed by any method presently known or developed or invented after the Effective Date.

     1.4 "Monthly Average Gold Price" means the average London Bullion Market Association Afternoon Gold Fix, calculated by dividing the sum of all such prices reported for the month by the number of days for which such prices were reported during that month. If the London Bullion Market Association Afternoon Gold Fix ceases to be published, all such references shall be replaced with references to prices of gold for immediate sale in another established marked selected by Payor, as such prices are published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.

     1.5 "Monthly Average Silver Price" means the average New York Silver Price as published daily by Handy & Harmon, calculated by dividing the sum of all such prices reported for the month by the number of days in such month for which such prices were reported. If the Handy & Harmon quotations cease to be published, all such references shall be replaced with references to prices of silver for immediate sale in another established market selected by Payor as published in Metals Week magazine, and if Metals Week magazine no longer publishes such prices, the prices of such other association or entity generally accepted and recognized in the mining industry.


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     1.6 "Net Smelter Returns" means the Gross Value of all Minerals, less the following costs, charges and expenses paid or incurred by Payor with respect to the refining and smelting of such Minerals:

          1.6.1 Charges for smelting and refining (including sampling, assaying and penalty charges), but not any charges or costs of agglomeration, beneficiation, crushing, extraction, milling, mining or other processing; and

          1.6.2 Actual costs of transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay and forwarding expenses incurred by reason of or in the course of such transportation) of concentrates or dore metal from the Property to the smelter or refinery, but not any charges or costs of transportation of Minerals or ores from any mine on the Property to an autoclave, concentrator, crusher, heap or other leach process, mill or plant which is not a smelter or refinery.

     1.7 "Property" means the real property described in the instrument to which these Net Smelter Returns provisions are attached and made a part.

     1.8 "Silver Production" means the quantity of refined silver outturned to Payor's account by an independent third-party refinery for silver produced from the Property during the month on either a provisional or final settlement basis.

2. Payment Procedures.

     2.1 Accrual of Obligation. Payor's obligation to pay the royalty shall accrue and become due and payable upon the sale or shipment from the Property of unrefined metals, dore metal, concentrates, ores or other Minerals or Minerals products or, if refined metals are produced, upon the outturn of refined metals meeting the requirements of the specified published price to Payor's account.

     2.2 Futures or Forward Sales, Etc.. Except as provided in Sections 1.2.1(a), 1.2.2(a) and 1.2.3 (a) (regarding sales of unprocessed gold and silver and sales of Minerals other than gold and silver), Gross Value shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals by Payor, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection, and speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals.

     2.3 Monthly Calculations and Payments. Net Smelter Returns royalties shall be determined on a monthly basis. Payor shall pay Payor each monthly royalty payment on or before the last business day of the month immediately following the month in which the royalty payment obligation accrued. Payor acknowledges that late payment by Payor to Recipient of royalty payments will cause Recipient to incur costs, the exact amount of which will be difficult to ascertain. Accordingly, if any amount due and payable by Payor is not received by Recipient within ten (10) days after such amount is due, then Payor shall pay to Recipient a late charge equal to ten percent (10%) of such overdue amount. Recipient's acceptance of such late charge shall not constitute a waiver of Payor' default with respect to such overdue amount, nor prevent Recipient from exercising any of Recipient's other rights and remedies. If any amount payable by Payor remains delinquent for a period in excess of thirty (30) days, Payor shall pay to Recipient, in addition to the late payment, interest from and after the due date at the statutory interest rate.



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     2.4 Statements. At the time of payment of the royalty, Payor shall accompany such payment with a statement which shows in detail the quantities and grades of refined gold, silver or other metals or dore, concentrates or ores produced and sold or deemed sold by Payor in the preceding month; the Monthly Average Gold Price and Monthly Average Silver Price, as applicable; costs and other deductions, and other pertinent information in detail to explain the calculation of the payment with respect to such month. Payment shall be made to the address provided in the agreement or instrument to which this Exhibit is attached for purposes of notices or by wire transfer to an account which Recipient designates.

     2.5 Inventories and Stockpiles. Payor shall include in all monthly statements a description of the quantity and quality of any gold or silver dore that has been retained as inventory for more than ninety (90) days. Recipient shall have thirty (30) days after receipt of the statement to either: (a) elect that the dore be deemed sold, with Gross Value to be determined as provided in Sections 1.2.1 (b), with respect to gold, and 1.2.2(b), with respect to silver, as of such thirtieth (30th) day utilizing the mine weights and assays for such dore and utilizing a reasonable recovery rate for refined metal and reasonable deemed charges for all deductions which Payor is authorized to take, or (b) elect to wait until such time as the royalty payment otherwise would become payable pursuant to Sections 1.2.1(b) and 1.2.2(b). The Payor's failure to respond within such time shall be deemed to be an election to use the methods described in Sections 1.2.1(b) and 1.2.2(b).

     2.6 Audit. Upon reasonable notice and at a reasonable time, the Recipient shall have the right to audit and examine the Payor's accounts and records relating to the calculation of the Net Smelter Returns royalty payments. If such audit determines that there has been a deficiency or an excess in the payment made to Recipient, such deficiency or excess shall be resolved by adjusting the next monthly royalty payment due Recipient. Recipient shall pay all costs of such audit unless a deficiency of three percent (3%) or more of the royalty payment due for the calendar month in question is determined to exist. All books and records used by Payor to calculate the royalty payments shall be kept in accordance with generally accepted accounting principles applicable to the mining industry.

              3. Sampling and Commingling. Payor shall have the right to commingle Minerals and ores from the Property and materials from other properties, provided, that Payor first informs Recipient, in writing, of Payor's intention to commingle and delivers to Recipient a detailed written description of Payor's commingling plan. Recipient shall have ninety (90) days during which to review and comment on Payor's proposed commingling plan. In any and all events, all Minerals and ores shall be measured and sampled by Payor in accordance with sound mining and metallurgical practices for metal and mineral content before commingling of any such Minerals or ores with materials from any other property. Representative samples of materials from the Property intended to be commingled shall be retained by Payor, and assays of these samples shall be made before commingling to determine the metal content of each ore. Accurate records shall be kept by Recipient showing measurements, assays of metal content and gross metal content of the materials from the Property are commingled.




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